Exhibit 4.1
SUPPLEMENTAL INDENTURE NO. 8 TO MASTER INDENTURE

This SUPPLEMENTAL INDENTURE NO. 8 TO MASTER INDENTURE, dated as of April 26, 2024 (this “Supplemental Indenture”), is made between World Financial Network Credit Card Master Note Trust, as Issuer (the “Issuer”), and U.S. Bank National Association (“U.S. Bank”), as successor in interest to MUFG Union Bank, N.A. (formerly known as Union Bank, N.A., “Union Bank”), as successor in interest to The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A., as Indenture Trustee (the “Indenture Trustee”), to the Master Indenture, dated as of August 1, 2001, between the Issuer and the Indenture Trustee (as amended by the Omnibus Amendment, dated as of March 31, 2003, as further amended by Supplemental Indenture No. 1 to Master Indenture, dated as of August 13, 2003, as further amended by Supplemental Indenture No. 2 to Master Indenture, dated as of June 13, 2007, as further amended by Supplemental Indenture No. 3 to Master Indenture, dated as of May 27, 2008, as further amended by Supplemental Indenture No. 4 to Master Indenture, dated as of June 28, 2010, as further amended by Supplemental Indenture No. 5 to Master Indenture, dated as of February 20, 2013, as further amended by Supplemental Indenture No. 6 to Master Indenture, dated as of July 6, 2016, as further amended by Supplemental Indenture No. 7 to Master Indenture, dated as of June 11, 2020, each between the Issuer and the Indenture Trustee, and as further supplemented by certain agreements relating to the succession of the Indenture Trustee, including the Succession Agreement, dated as of June 18, 2021, among Comenity Bank, as administrator, the Issuer, Union Bank, as predecessor indenture trustee, and U.S. Bank, as successor indenture trustee, the “Master Indenture”). Capitalized terms used and not otherwise defined in this Supplemental Indenture are used as defined in the Master Indenture.

WHEREAS, the Issuer and the Indenture Trustee desire to amend the Master Indenture pursuant to Section 10.1(b) of the Master Indenture in certain respects as set forth below;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

SECTION 1. Amendments to the Master Indenture.

(a) The definition of “Collections” set forth in Annex A to the Master Indenture is hereby amended by amending and restating in its entirety the last sentence thereof as follows:

“Collections with respect to any Monthly Period shall include the amounts of Interchange (if any) and Merchant Discount Fees (if any) for such Monthly Period determined in accordance with Section 5.1(l) of the Receivables Purchase Agreement.”

Supplemental Indenture No. 8 to Master Indenture

(b) The definition of “Eligible Institution” set forth in Annex A to the Master Indenture is hereby amended and restated in its entirety as follows:

“Eligible Institution” means (a) a depository institution (which may be the Owner Trustee or the Indenture Trustee or an affiliate thereof) organized under the laws of the United States or any one of the states (including the District of Columbia) or territories thereof or any domestic branch of a foreign bank (i) that, so long as any outstanding Series is rated by S&P, has either (A) a long-term unsecured debt rating of at least “A” by S&P or (B) a short-term issuer rating of at least “A-1” by S&P, (ii) that, so long as any outstanding Series is rated by Fitch, has either (A) a long-term unsecured debt rating of at least “A” by Fitch or (B) a short-term issuer rating of at least “F1” by Fitch, and (iii) that, so long as any outstanding Series is rated by DBRS, has either (A) a long-term unsecured debt rating of at least “BBB (high)” by DBRS or (B) a short-term issuer rating of at least “R-1 (low)” by DBRS, or (b) any other institution that satisfies the publicly published, controlling and applicable ratings criteria established by each Rating Agency.

(c) Clause (b) in the definition of “Eligible Investments” set forth in Annex A to the Master Indenture is hereby amended and restated in its entirety as follows:

(b) demand deposits, time deposits or certificates of deposit (having original maturities of no more than the lesser of 60 days or the number of days until the next Transfer Date) of depository institutions or trust companies incorporated under the laws of the United States of America or any state thereof (or domestic branches of foreign banks) and subject to supervision and examination by federal or state banking or depository institution authorities; provided that at the time of the Trust’s investment or contractual commitment to invest therein, such depository institution or trust company shall have a short-term issuer rating from Moody’s and S&P of P-1 and A-1, respectively, and, if rated by Fitch, such depository institution or trust company shall have a short-term issuer rating from Fitch of F1;

(d) The definition of “Finance Charge Receivables” set forth in Annex A to the Master Indenture is hereby amended by amending and restating in its entirety the last sentence thereof as follows:

“The amounts of Interchange (if any) and Merchant Discount Fees (if any) allocable to any Series with respect to any Monthly Period shall be treated as Collections of Finance Charge Receivables with respect to such Series for such Monthly Period.”

(e) The definition of “Merchant” set forth in Annex A to the Master Indenture is hereby amended and restated in its entirety as follows:

2	Supplemental Indenture No. 8 to Master Indenture

“Merchant” means each merchant associated with an Approved Portfolio included on the list of Approved Portfolios delivered to the Trustee from time to time in accordance with Section 2.8(e) of the Pooling and Servicing Agreement and any other merchant reflected in an Assignment or associated with an Approved Portfolio.

(f) The following new definitions shall be inserted in Annex A to the Master Indenture in appropriate alphabetical order:

“Merchant Discount Fee” means the amount realized by RPA Seller on account of merchant fees and discounts relating to credit sales with respect to the Accounts.

SECTION 2. Conditions to Effectiveness. This Supplemental Indenture shall become effective upon the later of (the “Effective Date”) (i) May 1, 2024 and (ii)(A) receipt by each of the parties hereto of counterparts of this Supplemental Indenture, duly executed and delivered by each of the parties hereto and (B) satisfaction of each of the conditions precedent described in Section 10.1(b) of the Master Indenture, and thereafter shall be binding on the parties hereto and their respective successors and assigns.

SECTION 3. Effect of Amendment; Ratification. (a) On and after the Effective Date, this Supplemental Indenture shall be a part of the Master Indenture and each reference in the Master Indenture to “this Agreement” or “hereof”, “hereunder” or words of like import, and each reference in any other Transaction Document to the Master Indenture shall mean and be a reference to the Master Indenture as amended hereby.

(b) Except as expressly amended hereby, the Master Indenture shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

SECTION 4. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS. EACH OF THE PARTIES TO THIS SUPPLEMENTAL INDENTURE HEREBY AGREES TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT HAVING JURISDICTION TO REVIEW THE JUDGMENTS THEREOF. EACH OF THE PARTIES HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

SECTION 5. Section Headings. Headings used herein are for convenience of reference only and shall not affect the meaning of this Supplemental Indenture.

3	Supplemental Indenture No. 8 to Master Indenture

SECTION 6. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Supplemental Indenture by signing any such counterpart. Delivery by facsimile or electronic transmission of an executed signature page of this Supplemental Indenture shall be effective as delivery of an executed counterpart hereof. Each party agrees that this Supplemental Indenture may be electronically signed, and that any electronic signatures appearing on this Supplemental Indenture are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

SECTION 7. Trustee Disclaimer. The Indenture Trustee shall not be responsible for the validity or sufficiency of this Supplemental Indenture, nor for the recitals contained herein.

SECTION 8. It is expressly understood and agreed by the parties that (a) this document is executed and delivered by Citicorp Trust Delaware, National Association, not individually or personally, but solely as Owner Trustee, in the exercise of the powers and authority conferred and vested in it, pursuant to the Trust Agreement, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as personal representations, undertakings and agreements by Citicorp Trust Delaware, National Association but is made and intended for the purpose for binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on Citicorp Trust Delaware, National Association, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any person claiming by, through or under the parties hereto, (d) Citicorp Trust Delaware, National Association has made no investigation as to the accuracy or completeness of any representations and warranties made by the Issuer or any other party in this Amendment and (e) under no circumstances shall Citicorp Trust Delaware, National Association be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Amendment or any other related documents.

[Signature Page Follows]

4	Supplemental Indenture No. 8 to Master Indenture

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be executed by their respective officers thereunto duly authorized, as of the date first above written.

U.S. BANK NATIONAL ASSOCIATION, as
Indenture Trustee

By: /s/ Mark Esposito
Name: Mark Esposito
Title: Vice President

WORLD FINANCIAL NETWORK CREDIT
CARD MASTER NOTE TRUST, as Issuer

By: Citicorp Trust Delaware, National
Association, not in its individual capacity,
but solely as Owner Trustee on behalf of
Issuer

By: /s/ Dale Murphy
Name: Dale Murphy
Title: Trust Officer

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